Zion Oil & Gas

  News
    Latest
    Articles
    SEC Reports
  Industry
    Exploration History
    Petroleum Maps
    Petroleum Law
    Petroleum Taxation
  Project
    Location & Geology
    Work Program
    Economic Justification
    Daily Drilling Reports
    Wellsite Media
  Company
    Formation & Ownership
    Vision Statement
    Management
    Corporate Governance
    Media
    SEC Reports
  Contact

Final Prospectus

This is the primary information document about Zion and the Initial Public Offering. It has been reviewed by the SEC to meet the disclosure requirements of U.S. securities laws. It consists of 56 pages of descriptive information, 54 pages of financial statements for December 2005 (audited) and June 2006 (unaudited) and a two-page tear out Subscription Agreement. According to the securities laws, we must provide all prospective investors with a prospectus before they can invest.* Hard copies are being mailed to everyone in our database who has previously indicated an interest in purchasing our stock. Electronic copies are available by clicking here.

Zion Free Writing Prospectuses

Company DVD
The 2006 Zion Company DVD is a 55-minute visual overview of both the company and its drilling projects. Newly updated and edited for 2006, the DVD tells the story of Zion from its inspired beginnings to its current operations and future plans. With interviews by many of Zion's key employees both in the United States and in Israel, extensive footage of the lands held under Zion's license, the drilling of the Ma'anit #1 well, and other key events, as well as clear concise narration and explanation, this DVD is an excellent introduction to the company.

Vision Book
Zion Founder John Brown began the company as a direct result of his love for Israel and its people as well as a spiritual inspiration to aid those people by bringing wealth and independence to their holy land through the discovery of oil in the Land of Israel. Mr. Brown was led to this inspiration and calling by a number of key passages in the Bible. The 9-page Zion Vision Book, first written by John Brown over twenty years ago, is a listing and explanation of the scriptures that compelled him to pursue this venture. The print edition was last updated and published in May 2005 as the Ma'anit #1 well was being drilled. The web edition is recent and includes a few corrections to the printed edition.

Biblical Treasure Hunt
Zion General Counsel Philip Mandelker has researched the use of Biblical words and phrases relating to the search for "rock oil" as opposed to "olive oil" in Israel as well as other significant passages. This 31-page paper should be read and understood only as a guide to the possible interpretation of certain texts in an attempt to shed some light on the basis for the beliefs of many who have been and continue to be interested and active in exploration for petroleum in the Biblical Land of Israel.

Project Description
Following five years of exploration effort and the drilling of its first exploratory well, Zion prepared a geologic and engineering description of the status of its Joseph Project which has been filed with the Israeli Petroleum Commissioner. The 38-page Project Description with fourteen color illustrations describes the geologic assumptions upon which Zion's Ma'anit #1 exploratory well was drilled and shows how the geologic interpretation of the area has been altered by the results of drilling. It summarizes much of the exploration work conducted in the area by the government and other operators and provides Zion's interpretation of the basic geologic setting for exploring for oil and gas on the 219,000 acres of petroleum rights held by Zion; it also provides a list of seventeen technical references for further study.

Click here to access a Free Writing Prospectus electronically

Click here to request a Free Writing Prospectus by mail

Return to IPO Main Page

NOTICE: Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Zion Oil & Gas has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by clicking here.

The information on this web page shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state.

* NOTICE: Any subscription to purchase shares may be withdrawn or revoked without obligation or commitment of any kind, at any time prior to notice of its acceptance.

Ready to Purchase Shares?*

  If you would like to purchase shares right away and do not want to wait for your prospectus to come in the mail, you may download the prospectus and subscription agreement.
  Prospectus download page
  Online subscription forms
  Subscription form tutorial

Legal Notice | Site Map | © 2001-2006 Zion Oil & Gas, Inc. All Rights Reserved | Site by seven22